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Exhibit 4.17

Ministry of the Russian Federation for Communications and Informatization

Supplement 1
to License No. 24135 (record series A 023714)
dated October 24, 2002

        The type of activity on the title page shall read as follows:

        "Provision of cellular radiotelephone services in the 900/1800 MHz bands"

        Items 1, 3, 6, 7, 10, 12, 14, 19, and 22 of the "Conditions of Activity under License No 24135" shall read as follows:

1.
Mobile TeleSystems OJSC (the "licensee") is authorized by this license to provide cellular radiotelephone services of the public communications network using GSM equipment with the installation of necessary equipment operating at duly assigned nominal frequencies in the 1800-MHz band, in the territory of the Central and Central-Chernozem region: the Bryansk, Vladimir, Tver, Kaluga, Kostroma, Ryazan, Smolensk, Tula, Yaroslavl, Voronezh, Kursk, and Tambov oblasts; and in the 900- and 1800-MHz bands in the territory of the Nizhny Novgorod, Ivanovo, Belgorod, Lipetsk, and Orlov oblasts.

  Cellular communications services shall be provided using the licensee's communications network, which shall be a part of the federal public GSM mobile radiotelephone communications network of the Russian Federation.

  The licensee shall participate in the work of the body authorized by the Communications Administration of the Russian Federation to coordinate work on the creation of the federal public GSM mobile radiotelephone network of the Russian Federation.

3.
The licensee's network shall be created in accordance with the General Plan for the Creation and Development of the Federal Public GSM Mobile Radiotelephone Communications Network of the Russian Federation.

6.
The licensee must comply with existing Russian rules and regulations, as well as ETSI standards determined by the Communications Administration for GSM networks.

7.
Use of infrastructure of GSM networks by the licensee shall be on a contractual and nondiscriminatory basis.

10.
The network may be created only after design specifications have been developed on the basis of the General Plan for the Creation and Development of the Federal Public GSM Mobile Radiotelephone Communications Network of the Russian Federation and in accordance with Construction Norms and Specifications (SNIP) and Departmental Technological Design Regulations (VNTP) applicable in the Russian Federation and have been agreed and approved in the established manner.

12.
The licensee shall ensure that the communications services of the network created by it are provided to all users of the federal public GSM mobile radiotelephone communications network of the Russian Federation, regardless of their place of registration or place of acquisition of subscriber equipment.

  Roaming shall not be arranged between networks of the same standard operated by different operators within a single federal administrative division of the Russian Federation.

14.
Interurban and international communications services shall be provided to subscribers of the licensee's network via the public communications network only in accordance with the General

  Plan for the Creation and Development of the Federal Public GSM Mobile Radiotelephone Communications Network of the Russian Federation.

19.
Subscriber cards enabling subscriber identification and payments for services of the federal public GSM mobile radiotelephone communications network of the Russian Federation must be made in accordance with the common numbering plan for such cards established by the Communications Administration of the Russian Federation.

22.
Costs associated with the development of the general plan for organization of the federal public GSM mobile radiotelephone communications network of the Russian Federation, the design and construction of the licensee's network, its connection to the public communications network of the Russian Federation, the allocation of a frequency resource necessary for the creation of the network, the approval of conditions ensuring electromagnetic compatibility between the radio equipment to be used and existing radio facilities, settlements with operators of public communications networks of the Russian Federation and operators of other GSM networks, and the development and issuance of normative documents shall be borne by the licensee.

        Item 4 of the "Conditions of Activity under License No 24135" shall be deleted.

First Deputy Ministry of the Russian Federation for Communications and Informatization	[signature]	B. D. Antonyuk
December 11, 2003
Deputy Head of the Administration for Organization of Licensing	[signature]	B. V. Vorobiev

[Seal: Ministry of the Russian Federation for Communications and Informatization]

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  Exhibit 4.17